RESELLER AGREEMENT

This Reseller Agreement (this “Agreement”) is made and entered into this 8th day of June, 2007 (the “Effective Date”) by and between Transparensee Systems, Inc., a Delaware corporation having its principal place of business at 225 East, 6th Street, #5H, New York, New York 10003 (“Licensor”), and DigitalFX International, Inc., a Florida corporation having its principal place of business at 3035 East Patrick Lane, Suite #9, Las Vegas, Nevada 89120 (“Reseller”).

1. DEFINITIONS:

(a) "Confidential Information" means the confidential and/or proprietary information of the licensing party (whether such information is or is not marked or identified as confidential or proprietary), including software (in object and source code form), inventions (whether or not patentable), trade secrets, ideas, know-how, techniques, processes, formulas, algorithms, schematics, research, development, software design and architecture, testing procedures, design and functional specifications, problem reports and performance information, marketing and financial plans and data. "Confidential Information" does not include information that Reseller can show through documentary evidence: (a) is or becomes publicly known through no fault, act or omission of Reseller; (b) is known by or in the possession of Reseller prior to its receipt from Licensor; or (c) is lawfully obtained from a third party who rightfully possesses the information (without confidentiality or proprietary restriction) and who did not receive it, directly or indirectly, from Licensor.

(b) "Documentation" means Licensor's standard end user documentation for the Licensed Software, as modified from time to time by Licensor in its sole discretion.

(c) "End User" means a licensee of the Licensed Software who acquires such software for normal personal use or business end use and not for resale or distribution.

(d) "End User License" means Licensor's standard end user license agreement for the Licensed Software, as modified from time to time by Licensor in its sole discretion.

(e) "Intellectual Property Rights" means all present and future copyrights, trademark rights, service mark rights, trade secret rights, patent rights, moral rights, and other intellectual property and proprietary rights recognized in any jurisdiction.

(f) “License Agreement” means the Software License and Services Agreement entered into by the parties hereto, of even date herewith, pursuant to which Licensor licenses to Reseller the Licensed Software for the uses set forth therein.

(g) "Licensed Software" means the software(s) made available by Licensor under this Agreement, and under the License Agreement.

(h) "Product Unit" means a single retail-ready package containing one (1) copy of the Licensed Software in object code format stored on a single tangible medium, or delivered electronically, the End User License, Documentation, packaging, and/or other items as determined by Licensor in its sole discretion.

(i) "Term" shall have the meaning set forth in Section 7.

(j) "Territory" means worldwide, except to the extent limited by U.S. export laws and the applicable import and export laws of foreign jurisdictions, as described in Section 10.

2. APPOINTMENT; LICENSE:

(a) Appointment. Subject to the terms and conditions set forth herein, Licensor hereby appoints Reseller as Licensor's independent, authorized, non-exclusive reseller of the Product Units in the Territory during the Term, and Reseller hereby accepts such appointment.

(b) License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Reseller a non-exclusive license that may be solely exercised within the Territory: (i) to distribute directly to End Users in the Territory the Product Units ordered pursuant to Section 5 for use in accordance with the terms and conditions of the End User Agreement; and (ii) to use, install and operate the Licensed Software (solely on Reseller's systems) for the sole purpose of: (a) testing and evaluation of the Licensed Software; (b) training Reseller's personnel and marketing affiliates in the marketing and sale of the Licensed Software; and (c) demonstrating and promoting the Licensed Software to potential End Users. The rights granted hereunder may not be sublicensed or assigned except to Reseller’s marketing affiliates and subdistributors solely for the purpose of licensing, distributing and/or selling the Product Units to End Users. Licensor reserves the right, from time to time and in its sole discretion, inside or outside the Territory, to increase or decrease the number of authorized resellers of the Product Units and to distribute Product Units using its own personnel or independent sales representatives or via any other distribution channel.

(c) Restrictions on Use. Reseller shall not, and shall ensure that other third parties shall not (i) modify, adapt, alter, translate, copy, perform and display (publicly or otherwise) or create derivative works based on the Licensed Software; (ii) merge or bundle the Licensed Software with other software; (iii) sublicense, lease, rent, or loan the Licensed Software; (iv) except as expressly permitted under Section 2(b), transfer the Licensed Software to any third party; (v) provide the use of the Licensed Software in any service bureau, rental or time-sharing arrangement; (vi) reverse engineer, decompile, disassemble, or otherwise attempt to derive the source code for the Licensed Software (except as expressly permitted pursuant to Section 2(b)(ii)); or (vii) remove, modify or obscure any identification or proprietary or restrictive rights markings or notices from the Product Units or any component thereof. Reseller acknowledges that embodied in the Licensed Software is an electronic diagnostic feature (the “Feature”) that automatically sends Licensor a message that tells Licensor when the Licensed Software is operating and where the Licensed Software is being used (the “Information”). Reseller agrees not to delete the Feature or to build a firewall that prevents the Feature from sending the Information to Licensor.

(d) Restrictions on Distribution.

(i) Territory. Reseller acknowledges that Reseller is not granted any rights under this Agreement to distribute the Product Units outside the Territory. Reseller will not promote, market, or advertise the Product Units outside the Territory, or license, distribute or deliver the Product Units to any party (including End Users) located outside the Territory, without obtaining prior written consent from Licensor. If Reseller receives from any party located outside the Territory an order to license the Product Units, Reseller will not accept such order and will promptly refer such order to Licensor.

(ii) Marketing Agents. Reseller may authorize or appoint members of its multi-level marketing network, or other dealers, agents, representatives, sub-distributors, value added resellers, systems integrators or other third parties to distribute or sublicense the Product Units.

(iii) No Sale. Any references to "sale(s)," "resale(s)," "selling" or "reselling" of the Product Units in this Agreement refer only to the sale and transfer of title of the medium on which the Licensed Software is stored and no title to the Licensed Software is transferred. The Licensed Software may only be distributed under this Agreement as expressly provided in this Section 2.

(iv) No Changes to Units. Reseller shall distribute the Product Units in the form delivered by Licensor, unopened, unmodified and with the End User License, User Documentation, packaging, and/or other items intact.

(e) IP Ownership. Subject to the terms and conditions of Section 2(b)(ii) below, Licensor shall own all right, title and interest, including all Intellectual Property Rights, in and to the Licensed Software, End User License, Documentation, packaging and other items contained within the Product Units ("Licensor Items"). All rights in and to the Licensor Items not expressly granted to Reseller under this Agreement are reserved by Licensor. Reseller shall not remove, alter, or obscure any proprietary notices (including copyright notices) of Licensor or the End User License included in or with the Licensed Software. Reseller shall take all reasonable measures to protect Licensor's Intellectual Property Rights in the Licensed Software, including providing assistance and measures as are reasonably requested by Licensor from time to time.

3. TRADEMARK LICENSE:

Subject to the terms and conditions of this Agreement, Licensor hereby grants to Reseller a non-exclusive, non-transferable, revocable license, without the right to sublicense, only in the Territory, to use, display and reproduce the trademarks, service marks, or trade names owned by Licensor and placed on the applicable Product Unit or otherwise used in connection with the applicable Product Unit by Licensor, including without limitation the Discovery Search EngineTM ("Licensor Trademarks"), solely in connection with marketing, advertising, promotion, and distribution of the Product Units during the Term of this Agreement. Reseller's use will be in accordance with Licensor's guidelines and policies regarding advertising and trademark usage as established from time to time ("Trademark Guidelines"). All rights of Licensor in and to such Licensor Trademarks not expressly granted under this Section 3(a) are reserved by Licensor.

4. SUPPORT OBLIGATIONS; MARKETING:

(a) Reseller Support: Licensor shall provide support to Reseller on terms at least as favorable as the terms under which Licensor provides support to any of its licensees of the Licensed Software.

(b) Marketing: Reseller shall use commercially reasonable efforts to successfully market, promote and solicit orders for the Product Units on a continuing basis, and shall bear all costs incurred by Reseller in the marketing, promotion and distribution of the Product Units. Licensor assumes no responsibility for any marketing materials used by Reseller unless such materials were prepared and provided by Licensor to Reseller. In marketing and distributing the Product Units, Reseller shall: (i) conduct business in a manner that reflects favorably on the Product Units and the good name, goodwill and reputation of Licensor; and (ii) make no representations with respect to the Product Units that are inconsistent with the literature distributed by Licensor, including without limitation any warranties or disclaimers contained in such literature. Reseller shall include in all advertising all applicable copyright, trademark and other proprietary or restrictive rights notices as they appear on or in the Product Units.

5. ORDERS, PAYMENT AND SHIPMENT:

(a) Orders and Payment. Reseller shall order Product Units for resale and pay Licensor a Product Unit license fee equal to *****% of the gross revenue received by Reseller for each Product Unit, in accordance with the procedures, pricing information and other terms and conditions set forth on Exhibit A attached hereto, which procedures, pricing information and terms and conditions are incorporated herein.

(b) Tax. Reseller will provide a resale certificate or other certificate, document, or other evidence of exemption for payment or withholding of use or sales taxes, tariffs, duties or assessments as requested by Licensor in order to exempt the distribution or licensing of Product Units from any such liability. Reseller shall pay, and shall indemnify and hold Licensor harmless from and against, all taxes, duties and levies directly imposed by all foreign, federal, state, local or other taxing authorities (including, without limitation, export, sales, use, excise, and valued-added taxes) based on the transactions or payments under this Agreement, other than taxes imposed or based on Licensor's net income.

(c) Books and Records. During the Term of this Agreement, and for one (1) year after the termination of this Agreement, Reseller shall maintain at its principal office true and accurate books and records as sufficient to confirm Reseller's compliance with this Agreement. Reseller shall, during usual business hours, permit Licensor or its agents, at Licensor's expense and upon ten (10) days prior written notice, to inspect and make copies of such books and records for the purpose of verifying Reseller's compliance with this Agreement. If such inspection reveals a material breach of this Agreement by Reseller, then Reseller shall pay for the cost of such inspection in addition to any other remedies available to Licensor for such breach.

6. WARRANTY; DISCLAIMER:

(a) Warranty to End Users. Except for warranties made by Licensor under the License Agreement, any warranties regarding the Licensed Software are made to End Users only, pursuant to the terms and conditions of the End User License, and no warranty is extended to Reseller under this Agreement.

(b) No Warranty on Behalf of Licensor. Reseller shall not make any representation or warranty, express or implied, binding or purporting to bind Licensor in connection with the Product Units and/or the Licensed Software, including but not limited to any representations or warranties relating to the performance, condition, title, non-infringement, merchantability, fitness for a particular purpose, system integration, or data accuracy of any of the foregoing.

(c) DISCLAIMER. EXCEPT FOR THE WARRANTIES AND RESPRESENTATIONS MADE TO RESELLER AS LICENSEE UNDER THE LICENSE AGREEMENT, AND THE EXPRESS WARRANTIES, IF ANY, MADE DIRECTLY TO END USERS PURSUANT TO THE END USER LICENSE, LICENSOR MAKES NO WARRANTIES WITH RESPECT TO ANY PRODUCTS, LICENSE OR SERVICE, INCLUDING WITHOUT LIMITATION, THE LICENSOR ITEMS AND THE LICENSOR TRADEMARKS, AND HEREBY DISCLAIMS ALL STATUTORY OR IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE. LICENSOR DOES NOT WARRANT THAT THE LICENSOR ITEMS SHALL MEET ANY END USER REQUIREMENTS OR THAT THE OPERATION OF THE LICENSED SOFTWARE SHALL BE UNINTERRUPTED OR ERROR-FREE. RESELLER IS NOT AUTHORIZED TO MAKE ANY OTHER WARRANTY OR REPRESENTATION CONCERNING THE PERFORMANCE OF THE LICENSED SOFTWARE OTHER THAN AS PROVIDED, IF AT ALL, IN THE END USER LICENSE. RESELLER SHALL MAKE NO OTHER WARRANTY, EXPRESS OR IMPLIED, ON BEHALF OF LICENSOR. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT, IN NO EVENT SHALL LICENSOR'S AGGREGATE LIABILITY ARISING UNDER, WITH RESPECT TO OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE TOTAL MONIES PAID BY RESELLER TO LICENSOR UNDER THIS AGREEMENT; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL REDUCE ANY LIABILITY OF LICENSOR UNDER THE LICENSE AGREEMENT.

(d) DAMAGES. LICENSOR SHALL IN NO EVENT BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), INDEMNITY OR OTHER LEGAL, CONTRACTUAL OR EQUITABLE THEORY FOR: (i) ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND WHETHER OR NOT ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES; OR (ii) DAMAGES FOR LOST PROFITS OR LOST DATA.

7. TERM AND TERMINATION:

(a) Term. This Agreement shall commence on the date that Reseller agrees to this Agreement ("Effective Date") and will remain in full force and effect for an initial term of two (2) years, to be co-terminus with the Term of the License Agreement, unless earlier terminated pursuant to the terms of this Agreement. The Term shall automatically renew for one successive renewal term ("Renewal Term") if the License Agreement shall be renewed for a Renewal Term.

(b) Termination for Cause. Either party may terminate this Agreement, effective immediately upon written notice to the other party if: (i) the other party materially breaches any term of this Agreement and fails to cure such breach, which is a curable breach, within thirty (30) days after receipt of the non-breaching party's written notice of such breach; (ii) the other party materially breaches any term of this Agreement which is not capable of cure; (iii) the other party dissolves, becomes insolvent or makes a general assignment for the benefit of its creditors; (iv) a voluntary or involuntary petition or proceeding is commenced by or against the other party under federal, state or foreign bankruptcy laws; or (v) the other party becomes insolvent, is unable to pay its debts as they become due or ceases to conduct business in the normal course. Termination of this Agreement under this Section 7(b) will be without prejudice to any other remedy which may be available to a party under applicable law.

(c) Rights Upon Termination; Survival. Upon any termination or expiration of this Agreement: (i) Reseller shall cease to be an authorized reseller of Product Units and all rights and licenses granted to Reseller hereunder shall cease; (ii) Reseller shall immediately: (a) cease all use and distribution of the Product Units; (b) discontinue any use of the Licensor Trademarks; and (c) cease to promote, solicit or procure orders for the Product Units; and (iii) Sections 1, 2(e), 5(c), 6, 7(c), 8, 9 and 11 shall survive.

8. RESELLER INDEMNIFICATION:

Reseller shall defend, indemnify and hold Licensor, its officers, directors, agents and employees harmless against any and all claims, suits, proceedings, damages, judgments and expenses (including reasonable attorneys' fees) or settlement thereof in connection with or arising from any third party claim based upon: (a) Reseller's use or distribution of the Product Units not in accordance with this Agreement; or (b) any warranties or representations made by Reseller or Reseller's agents which differ from those provided by Licensor. Licensor may, at its option, join in the defense or settlement of any such claim with counsel of its choice, at its own expense. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT, IN NO EVENT SHALL RESELLER'S AGGREGATE LIABILITY ARISING UNDER, WITH RESPECT TO OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE TOTAL MONIES PAID BY RESELLER TO LICENSOR UNDER THIS AGREEMENT.

9. CONFIDENTIALITY:

Reseller shall protect the Confidential Information from unauthorized dissemination and shall use the same degree of care that Reseller uses to protect its own like information, but in no event less than a reasonable degree of care. Reseller shall not disclose to third parties the Confidential Information without the prior written consent of Licensor. Reseller shall use the Confidential Information only for purposes of performing its obligations or exercising its rights under this Agreement. Notwithstanding the foregoing, Reseller may use or disclose the Confidential Information to the extent Reseller is legally compelled to do so, provided, however, prior to any such compelled disclosure, Reseller notifies Licensor and fully cooperates with Licensor in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential Information. Reseller agrees that any breach of this Section 9 would cause irreparable harm to Licensor for which monetary damages would not be adequate and, therefore, Reseller agrees that, in the event of a breach of this Section 9, Licensor shall be entitled to seek equitable relief in addition to any remedies it may have hereunder or at law.

10. COMPLIANCE WITH LAWS:

Reseller will comply with all applicable international, national, regional, and local laws and regulations with regard to its marketing, sales, distribution and other activities under this Agreement, including any applicable import and export laws and regulations in the Territory, and the U.S. Foreign Corrupt Practices Act, which prevents unlawful payments to third parties. Reseller will obtain, at its own expense, all necessary permits, licenses, registrations, and approvals needed in connection with the importation, marketing, sale, and distribution of the Product Units into and within the Territory. Reseller agrees that it will not export or re-export the Product Units in any form in violation of the export or import laws of the United States or any foreign jurisdiction. Reseller will defend, indemnify, and hold harmless Licensor from and against any violation of such laws or regulations by Reseller or any of its agents, officers, directors, or employees.

11. GOVERNING LAW:

This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties.

12. NOTICE:

Any notice required or permitted to be given under this Agreement if delivered (i) by hand and shall be effective on the date of delivery, (ii) by registered or certified mail, postage prepaid, return receipt requested and shall be effective three (3) business days after posting, (iii) by overnight courier with proof of delivery and shall be effective one (1) business day after dispatch, (iv) by email with confirming letter mailed under the conditions described in (ii) or (iii) above, and shall be effective on the date of transmission, or (v) by fax with confirming letter mailed under the conditions described in (ii) or (iii) above, and shall be effective on the date of transmission. All notices sent to Licensor must be given at the address, fax number and/or email of Licensor given in the first paragraph of this Agreement. All notices sent to Reseller must be given at the address, fax number and/or email of Reseller provided by Reseller at the time of entering into this Agreement, as updated from time to time by Reseller.

13. ASSIGNMENT:

This Agreement may not be assigned, in whole or in part, by either party without the prior written consent of the other party; provided that either party may assign this Agreement without the consent of the other party to any parent company or subsidiary, or to any successor to the assets or business of the assigning party by way of merger, or any purchaser of all or substantially all of the assets or equity of the assigning party. Any purported assignment, sale, transfer, delegation or other disposition by either party, except as permitted herein, shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

14. FORCE MAJEURE:

Any delay in the performance of any duties or obligations of either party (except the payment of money) will not be considered a breach of this Agreement if such delay is caused by a labor dispute, shortage of materials, fire, earthquake, flood, war, act of terrorism, or any other event beyond the control of such party, provided that such party uses reasonable efforts, under the circumstances, to notify the other party of the circumstances causing the delay and to resume performance as soon as possible.

15. INDEPENDENT CONTRACTORS:

The relationship of Licensor and Reseller established by this Agreement is that of independent contractors, and neither party is an employee, agent, partner or joint venturer of the other.

16. PUBLICITY; PRESS RELEASES:

Reseller shall make commercially reasonable efforts to market, promote, and distribute the Product Units. Licensor shall be permitted to use the name of Reseller in publicity releases, advertising, or similar activities without the prior written consent of Reseller.

17. GENERAL:

This Agreement constitutes the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior communications, understandings, and agreements, written or oral. This Agreement may be modified only by a written agreement signed by both parties. The failure of either party to enforce at any time any of the provisions hereof shall not be a waiver of such provision, or any other provision, or of the right of such party thereafter to enforce any provision hereof. If any provision specified in this Agreement shall be invalid under any applicable law, the invalid provision, or portion thereof, shall be struck and the remainder, if any, shall be deemed enforceable to the extent permitted under applicable law, and the remaining provisions of this Agreement shall be given effect in accordance with their terms. Nothing in this Agreement is intended or will be construed to give any person (other than Licensor and Reseller) any legal or equitable right, remedy or claim under this Agreement or any provision hereof. The captions or headings of the Sections of this Agreement are for reference only and are not to be construed in any way as part of this Agreement.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first set forth above.

TRANSPARENSEE SYSTEMS, INC.

By:     /s/ Steven D. Lavine
Name: Steven D. Lavine
Title: Chief Executive Officer

DIGITALFX INTERNATIONAL, INC.

By:     /s/ Craig Ellins
Name: Craig Ellins
Title: Chairman, CEO & President

Exhibit A

Pricing Information, Payment Procedures and other Terms and Conditions

Reseller and Licensor shall mutually determine the price to be charged to Reseller’s customers for the Product Units. Reseller shall bear all responsibility for the billing of its customers.

On or before the fifteenth day of each calendar month during the Term, Reseller shall deliver to Licensor a statement accounting for all sales of Product Units during the preceding calendar month, and such statement shall be accompanied by Licensor’s *****% share of any revenue received by Reseller during the preceding calendar month in respect of sales of Product Units. In addition, no later than one hundred twenty (120) days following the termination or expiration of the Term, Reseller shall deliver to Licensor a statement accounting for all sales of Product Units during the last calendar month of the Term, and such accounting shall be accompanied by Licensor’s *****% share of any revenue received by Reseller in respect of sales of Product Units since the last previous accounting.

If Licensor disputes any statement or amount paid, it shall notify Reseller of such dispute and the basis therefor within one hundred twenty (120) days of the receipt of such statement or payment, or the disputed statement or payment shall be deemed waived.